Exhibit 23

Independent Auditors’ Consent

The Board of Directors
AmeriVest Properties Inc.:

We consent to the incorporation by reference in registration statements No. 333-101713 on Form S-3 and No. 333-101802 and 333-101803 on Form S-8 of AmeriVest Properties Inc. (the Company) of our report dated March 7, 2003, with respect to the consolidated balance sheet of the Company as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-KSB of the Company.

Denver, Colorado
March 28, 2003